As filed with the Securities and Exchange Commission on November 23, 2009 Registration No. 333-159892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
ON
FORM S-3/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YONGYE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-8051010	2870

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

6 th Floor, Suite 608 Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District,
Beijing, PRC
86-10-8232-8866

(Address, including zip code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

Empire Stock Transfer Inc.
2470 Saint Rose Parkway,
Suite 304
Henderson, Nevada 89074
(702) 818-5898

(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)

With a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed Maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Stock, par value $0.001 per share	7,834,083	$2.61	$20,446,957	$1,141

Common Stock, par value $0.001 per share	246,224	$2.61	$642,645	$36

Total	8,080,307	$2.61	$21,089,602	$1,177

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of shares as may become necessary to adjust the number of shares issued by the Registrant to the Selling Stockholders upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions involving the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on June 5, 2009, as reported by the OTC Bulletin Board.

(3)	Previously paid.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement is a combined prospectus relating to registration statement no. 333-150949 previously filed by the registrant on Form S-1 and declared effective September 11, 2008.  This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 on Form S-3 to registration statement 333-150949, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. Such original registration statement included 14,568,625 shares of Common Stock and shares of Common Stock underlying warrants to purchase up to an aggregate of 4,339,021 shares of our Common Stock upon exercise.  This post-effective amendment deregisters (i) 6,792,715 shares (including shares received upon the cashless exercise of outstanding warrants) which have been sold or otherwise removed from registration at the request of the relevant selling stockholder or in connection with the release of certain make good escrow shares, and (ii) 252,750 shares that were extinguished upon the cashless exercise of warrants by certain of our warrant holders prior to the filing hereof.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to clarify references on the cover page of the Registration Statement and to file exhibits to the Registration Statement in response to comments received orally from the Staff of the Securities and Exchange Commission. The Prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,177
Legal Fees and Expenses *	24,000
Accounting Fees and Expenses *	10,000
Miscellaneous *	2,460
Total	$37,637

* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ for a description of such indemnification provisions. We maintain officers’ and directors’ liability insurance.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. The “Additional Provisions” of our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

EXHIBITS

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of April 17, 2008.(1)

2.2	Articles of Merger with Agreement and Plan of Merger.(6)

3.1	Amended Articles of Incorporation.(1)

3.2	Articles of Merger with Agreement and Plan of Merger.(6)

3.3	Bylaws.(5)

4.1	Form of Investor Warrant (i).(1)

4.2	Form of Investor Warrant (ii).(1)

4.3	Form of Placement Agent Warrant.(5)

4.4	Registration Rights Agreement, dated as of April 17, 2008.(1)

4.5	Registration Rights Agreement, dated as of September 5, 2008.(2)

4.6	Registration Rights Agreement, dated as of May 9, 2009.(3)

5.1	Opinion of Lewis & Roca LLP.*

10.1	Securities Purchase Agreement, dated as of April 17, 2008.(1)

10.2	Lockup Agreement, dated as of April 17, 2008.(1)

10.3	Make Good Escrow Agreement, dated as of April 17, 2008.(1)

10.4	Closing Escrow Agreement, dated as of April 17, 2008.(1)

10.5	Sales Agreement, dated April 1, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd .(1)

10.6	Cooperation Agreement dated January 15, 2008 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Yongye Nongfeng Biotechnology Co., Ltd.(1)

10.7	Sino-foreign Cooperative Joint Venture Contract, dated November 16, 2007 by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.8	Supplemental Agreement to the Sino-foreign Cooperative Joint Venture Contract by and between Inner Mongolia Yongye Biotechnology Co., Ltd. and Asia Standard Oil Limited.(1)

10.9	Securities Purchase Agreement, dated as of September 5, 2008.(2)

10.10	Make Good Escrow Agreement, dated as of September 5, 2008.(2)

10.11	Closing Escrow Agreement, dated as of September 5, 2008.(2)

10.12	Securities Purchase Agreement, dated as of May 8, 2009.(3)

10.13	Closing Escrow Agreement, dated as of May 8, 2009.(3)

10.14	Employment Contract of Zishen Wu, executed April 17, 2008.(1)

10.15	Employment Contract of Zhao Qiang, executed April 17, 2008.(1)

10.16	Employment Contract of Larry Gilmore, executed April 17, 2008.(1)

10.17	Employment Contract of Sam (Yue) Yu, dated March 25, 2009.(4)

10.18	Form of Non-Independent Director Contract.(5)

10.19	Form of Independent Director Contract.(5)

10.20	Form of Vehicle Usage Agreement.**

14.1	Code of Ethics.(7)

21.1	Subsidiaries of the Registrant.(5)

23.1	Consent of MSPC Certified Public Accountants and Advisors, P.C., an independent registered accounting firm.**

23.2	Consent of Patrizio & Zhao, LLC, an independent registered accounting firm.**

23.3	Consent of Lewis & Roca LLP (included in its opinion filed as Exhibit 5.1).*

23.4	Consent of Loeb & Loeb LLP.**

24.1	Power of Attorney (contained in the signature page to this registration statement).(5)

99.1	Certificate of Scientific and Technological Advancements granted by the Inner Mongolia Autonomous Region Science and Technology Bureau, dated December 8, 2008.**

99.2	Consent of Scientific and Technological Advancements granted by the Inner Mongolia Autonomous Region Science and Technology Bureau, dated December 8, 2008.**

* Filed herewith.

** Previously filed.

(1)           Incorporated by reference herein to the Report on Form 8-K filed on April 22, 2008.

(2)           Incorporated by reference herein to the Company’s Registration Statement on Form S-1/A (Reg. No. 333-150949) filed with the Securities and Exchange Commission on September 9, 2008.

(3)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2009.

(4)           Incorporated by reference herein to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2009.

(5)           Incorporated by reference herein to the Company’s Registration Statement on Form S-1 (Reg. No. 333-159892) filed with the Securities and Exchange Commission on June 11, 2009.

(6)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2009.

(7)           Incorporated by reference herein to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2009.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a)          The undersigned registrant will:

(1)          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)           include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective registration statement; and

(iii)         include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(6)          For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)         Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, PRC on November 23, 2009.

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Name:	Zishen Wu
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sam Yu
Name:	Sam Yu
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: November 23, 2009	By:	*
Name: Taoran Sun
Title: Director

Dated: November 23, 2009	By:	*
Name: Zhao Qiang
Title: Director

Dated: November 23, 2009	By:	*
Name: Guo Xiaochuan
Title: Director

Dated: November 23, 2009	By:	*
Name: Zhang Rijun
Title: Director

Dated: November 23, 2009	By:	*
Name: Li Xindan
Title: Director

Dated: November 23, 2009	By:	*
Name: Sean Shao
Title: Director

Dated: November 23, 2009	By:	/s/ Sam Yu
Name: Sam Yu
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

* Dated: November 23, 2009	By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Attorney-in-Fact and Chief Executive Officer (Principal Executive Officer)